Exhibit 99.1

Altra Industrial Motion Corp. Completes Acquisition of Svendborg Brakes

Acquisition of Leading Industrial Brake Supplier Expands Product Portfolio and End Market Coverage

BRAINTREE, Mass., December 17, 2013 (GLOBE NEWSWIRE) — Altra Industrial Motion Corp. (Nasdaq:AIMC) today announced that it has closed on the acquisition of Svendborg Brakes A/S and S.B. Patent Holding ApS (together “Svendborg”), the leading global manufacturer of premium quality caliper brakes. The acquisition is anticipated to be accretive to Altra’s earnings in 2014 in the range of $0.10 to $0.15 per diluted share, excluding any one-time or acquisition-related costs.

“Svendborg is a leading brand that provides Altra with new technology and access to a number of new geographic regions,” said Carl Christenson, Altra’s president and CEO. “This acquisition presents a number of new opportunities to help drive our top-line and bottom-line growth, and we are excited to deliver on this key part of our growth strategy.”

Management provided a discussion of the proposed Svendborg acquisition on its November 7, 2013 conference call. A webcast replay and associated presentation are available on the Altra website at http://ir.altramotion.com/events.cfm.

About Altra Industrial Motion Corp.

Altra Industrial Motion Corp., through its subsidiaries, is a leading global designer, producer and marketer of a wide range of electromechanical power transmission products. The Company brings together strong brands covering over 40 product lines with production facilities in eleven countries. Altra’s leading brands include Boston Gear, TB Wood’s, Bauer Gear Motor, Nuttall Gear, Kilian Manufacturing, Warner Electric, Warner Linear, Inertia Dynamics, Matrix International, Wichita Clutch, Svendborg Brakes, Twiflex Limited, Formsprag Clutch, Marland Clutch, Stieber Clutch, Ameridrives Couplings, Bibby Transmissions, Huco-Dynatork, and Lamiflex Couplings.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Altra makes the statements. Forward-looking statements involve inherent risks and uncertainties and Altra cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, the potential impact the acquisition will have on Altra including Altra’s earnings, market and geographic coverage, cross-selling and cost synergy opportunities, opportunities for top-line and bottom-line growth, Altra’s ability to deliver on its growth strategy, and the timeline for and management of the integration of Svendborg and Altra. The forward-looking statements are based on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Altra’s Annual Report on Form 10-K for the years ending December 31, 2012 and subsequent Reports on Form 10-Q and Form 8-K, and Altra’s other securities filings. Except as required by law, Altra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. AIMC-E

CONTACT:	Altra Industrial Motion Corp.
Christian Storch, Chief Financial Officer
(781) 917-0541
christian.storch@altramotion.com